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Confidential Treatment Requested Under 17 C.F.R. §§200.80(b)(4) and 230.406

STRINGER SAUL

Exhibit 10.10

(1) CAMBRIDGE LABORATORIES LIMITED

and

(2) PRESTWICK PHARMACEUTICALS, INC.,

_________________________________________

AMENDED AND RESTATED AGREEMENT

_________________________________________

17 Hanover Square London W 1 S 1 HU
Tel: 020 7917 8500 Fax: 020 7917 8555

THIS AMENDED AND RESTATED AGREEMENT is made 30th day January of 2004

BETWEEN:

1.	CAMBRIDGE LABORATORIES LIMITED a company incorporated under the laws of England and having its principal place of business at Deltic House, Kingfisher Way, Silverlink Business Park, Wallsend, Tyne and Wear, England (hereinafter “Cambridge”);

AND

2.	PRESTWICK PHARMACEUTICALS, INC. a company incorporated under the laws of the State of Delaware and having its registered office at 1825 K Street Northwest, Suite 1475, Washington D.C. 20006, USA (hereinafter “Prestwick”).

WHEREAS:

1.	Cambridge has the exclusive right to manufacture, develop, market and sell the Product (as defined herein) throughout the world including a right to grant sub-licences.

2.	Cambridge wishes Prestwick to carry out the [...***...] Developments, promote, sell and distribute the Product in the Territory and to carry out any agreed [...***...] Developments (as such terms are defined herein) and Prestwick has agreed to do so on the terms set forth herein

3.	In September 2002 Cambridge and Prestwick Scientific Capital Inc entered into an agreement pertaining to the grant by Cambridge to Prestwick Scientific Capital Inc of certain rights in respect of the Product in the Territory.

4.	In December 2002 the parties agreed to the assignment of the benefit and burden of the obligations of Prestwick Scientific Capital Inc to Prestwick.

5.	The parties wish to amend and restate the terms of this Agreement in the manner set forth below such amendments to apply from the date hereof.

THE PARTIES AGREE as follows:

1.	DEFINITIONS and INTERPRETATION

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2

1.1	In this Agreement unless the context requires otherwise the words and phrases set forth in Schedule I shall have the respective adjacent meanings:

1.2	Reference in this Agreement to a person shall be deemed to include any legal entity whether it be, without limitation, a natural person, partnership, company, corporation, unincorporated organisation, or any Government or agency thereof.

1.3	Where the context admits, reference in this Agreement to the singular shall include the plural and vice versa and reference to the masculine shall include the feminine and vice versa.

1.4	The headings in this Agreement are for ease of reference and shall not affect its interpretation.

2.	GRANT OF RIGHTS

2.1	Cambridge hereby:

2.1.1	appoints Prestwick as its exclusive distributor for the resale of the Product in the Territory and Prestwick hereby agrees to act in that capacity.

2.1.2	grants to Prestwick an exclusive, royalty free licence to use Cambridge’s know-how, Restricted Information and Intellectual Property relating to the Product to carry out the [...***...] Developments in accordance with the [...***...] Development Plan in the Territory.

2.1.3	grants to Prestwick an exclusive, royalty free licence to use Cambridge’s know-how, Restricted Information and Intellectual Property relating to the Product to carry out the [...***...] Developments in accordance with any [...***...] Development Plan in the Territory and to commercialise any such [...***...] Developments in the Territory.

2.1.4	grants to Prestwick an exclusive, royalty free licence in the Territory to use Cambridge’s know-how, Restricted Information and Intellectual Property pertaining to the Product for distributing and selling the Product in the Territory.

2.2	It is specifically agreed that Prestwick is not granted any right to manufacture the Product, the Active Substance or any product resulting from any [...***...] Development or any [...***...] Development. nor has any right to have such manufactured other than by Cambridge or Cambridge’s nominated manufacturer. Prestwick shall not manufacture the Product, the Active Substance or any product resulting from any [...***...] Development or any [...***...] Development or cause, enable or assist others to do so.

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2.3	Cambridge shall ensure that, save as provided for in clause 9.9, no sales of the Product are made through Cambridge’s web site to any person requiring delivery to an address in the Territory.

2.4	In the event that [...***...], Prestwick grants to Cambridge [...***...] license to use that technology and the Prestwick Intellectual Property relating to that technology [...***...], provided that [...***...].

2.5	Neither party shall have the right to use the others Intellectual Property or, in the case of Prestwick, Cambridge’s Restricted Information and the [...***...], other than as expressly authorised hereunder and subject to the restrictions on such use set forth in the terms of this Agreement.

2.6	Save as expressly provided in any [...***...] Development Plan, Prestwick shall not copy or reproduce the Active Substance or the Product for any reason or cause, assist or enable others to do so.

2.7	For the duration of this Agreement and for a period of twelve (12) months following the expiration of any post-termination or post-expiration “sell-off” period (if applicable), Prestwick shall not be engaged, or cause enable or assist third parties to be engaged, in the manufacture, marketing, development, distribution or sale of any product, with applications for treating the symptoms of hyperkinetic movements disorders that respond to the Active Substance or containing the Active Substance or any similar active substance other than the Product without the prior written consent of Cambridge. For the sake of clarity “similar active substance” shall have the same definition as is provided for in EC Commission Regulation 847/2000 of 27 April 2000. It is agreed by Cambridge that nothing in this Agreement shall prevent Prestwick from manufacturing, marketing, developing, distributing or selling any product that is indicated as a cure for (but not for treating the symptoms of) hyperkinetic movements disorders.

2.8	For the duration of this Agreement Cambridge shall not, save as set forth in this clause, be engaged, or cause enable or assist others to be engaged in the Territory in the manufacture, marketing, development, distribution or sale of any product, other than the Product or any product resulting from any [...***...] Development, with applications for treating the symptoms of hyperkinetic movements disorders that respond to the Active Substance or containing the Active Substance or any similar active substance without the prior written consent of Prestwick. For the sake of clarity “similar active substance” shall have the same definition as is provided for in EC Commission Regulation 847/2000 of 27 April 2000. It is

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agreed by Prestwick that nothing in this Agreement shall prevent Cambridge from manufacturing, marketing, developing, distributing or selling in the Territory any product that is indicated as a cure for (but not for treating the symptoms of) hyperkinetic movements disorders or any product resulting from any [...***...] Development in respect of which Prestwick has elected not to exercise its rights under clause 6.2

2.9	Within [...***...] following the Commencement Date, Cambridge shall provide to Prestwick copies of those parts of the Restricted Information that Cambridge, in its reasonable opinion, believes is necessary to enable Prestwick to perform its obligations under this Agreement.

2.10	If, at any time up to first commercial sale of the first Product commercialized under this Agreement following the grant of the NDA , Prestwick is unwilling or unable to obtain sufficient capital to enable it to perform its obligations pursuant to this Agreement in a timely manner, Cambridge may terminate this Agreement on [...***...] written notice. If, during that [...***...] notice period Prestwick acquires capital funding it shall notify Cambridge of such and if, in Cambridge’s reasonable opinion, such funding is sufficient to allay the short term fears of Cambridge, the notice shall lapse.

2.11	For the purposes of clause 2.10 the phrase “in a timely manner” shall mean that the [...***...] Development is proceeding in terms of timing substantially in accordance with Schedule 2 with such changes as the parties may subsequently agree to or which may be required by the study results or FDA action and Prestwick is performing in all material respects any other of its obligations hereunder necessary to enable first commercial sale on such Product following [...***...] in such time frames as are either set forth herein or are otherwise prudent and conservative in order to meet the anticipated date of [...***...], including but not limited to those obligations set forth in clauses 3.13, 9.11, 9.12, 9.13, 9.15.1, 9.15.5, 9.15.6, 10.1, 10.9 and 12.5. If Prestwick is unable to fulfil any of the obligations mentioned in or contemplated by this clause due to a failure of Cambridge to provide Product, information or materials necessary to enable Prestwick to fulfil them, Cambridge shall not be entitled to invoke clause 2.10 or to terminate this Agreement.

2.12	Prestwick agrees that, subject to the supervision and direction of the Board of Directors of Prestwick, Kathleen Clarence-Smith is the Prestwick employee with principal responsibility for implementing Prestwick’s development obligations under the [...***...] Development Plan and will remain so through the completion of the [...***...] Development Plan unless:

2.1.5	she resigns or suffers death or disability;

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2.1.6	she elects to take a different role within Prestwick resulting in her not having enough time to take primary responsibility for such implementation; or

2.1.7	her employment is terminated for violation of Prestwick’s policies or any laws or regulations of the District of Columbia or the United States.

3	[...***...] DEVELOPMENT, INDs, NDAs and [...***...] DEVELOPMENTS

3.1	As soon as is practicable following the Commencement Date, and in any event no later than 30th September 2002, the parties shall meet and agree the content, and within ten (10) working days thereafter Prestwick shall prepare, with the co-operation of Cambridge the [...***...] Development Plan (as described below) and shall arrange to attend the Initial FDA Consultation.

The [...***...] Development Plan shall contain all relevant information and reports required from Cambridge and Prestwick, including but not limited to: Prestwick’s estimated financial requirements to submit and pursue the IND; an estimate of timelines for IND submissions; a plan of the parties’ strategy for submission of an IND for the first indications (as referred to in clause 3.4); and relevant GANTT charts wherever needed. The [...***...] Development Plan, once agreed, shall be appended as Schedule 1A to this Agreement.

3.2	Following the Initial FDA Consultation the parties shall agree on the [...***...] Development Plan.

3.3	The obligations of Prestwick regarding [...***...] are based on the assumptions that [...***...] (hereinafter “the Assumptions”). In the event that the Assumptions are not correct the parties will review the obligations of Prestwick. Further, the parties acknowledge that the economic terms of this proposed relationship that are set forth in this agreement are based on the Assumptions. If, following the Initial FDA Consultation and the IND filing, the Assumptions prove to be incorrect, [...***...], the parties shall negotiate in good faith to [...***...]. If, within [...***...] of commencing any such discussions, agreement cannot be reached the matter shall be referred to the Dispute Escalation procedure set forth in clause 22. Prestwick reserves the right to terminate this agreement should the Assumptions prove materially incorrect in the manner and to the extent set forth above but will only exercise that right following the completion of the steps set forth above.

3.4	Following the Initial FDA Consultation and based on the comments of the FDA the parties shall meet to determine the indications for which NDAs will be sought in furtherance of the

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[...***...] Development Plan and the chronological priority in which the NDA’s will be accordingly prepared and filed. The parties believe at the date of this Agreement that the indications from which the first indications will be selected include Huntington’s disease, tardive dyskinesia or Hyperkinesia [...***...]. The parties acknowledge that the FDA may dictate the indications in respect of which it will consider the NDAs and/or the chronological order in which such NDAs will be considered. In addition the parties acknowledge that the FDA could require actions to be taken in furtherance of the [...***...] Development Plan that could compromise [...***...].

3.5	If the advice received from the FDA either at the Initial FDA Consultation or at any other time during the course of the prosecution of the NDAs is that the FDA requires the product that is the subject of the [...***...] Development Plan to be [...***...], the parties shall meet to discuss in good faith the implications of such a requirement. In the event that the parties believe it is not possible to convince the FDA to waive this requirement, either party shall have the right to terminate this Agreement on provision of written notice provided that the exercise of such right of termination shall not bring to an end Prestwick’s opportunity to co-invest under clause 6.2 if that opportunity would apply to [...***...]. For the sake of clarity, in the circumstances contemplated herein that opportunity shall survive termination and, if Prestwick elects to take up the opportunity to co-invest, the parties shall execute an agreement pertaining to [...***...] on the terms contemplated by clause 6.2.

3.6	Cambridge will complete the [...***...] and other [...***...] currently in progress for the Product [...***...]. Prestwick will be responsible for any additional costs of completing any additional [...***...]. Cambridge will provide Prestwick a license to [...***...] the [...***...] from the [...***...] for [...***...] of and [...***...] within the [...***...]. In addition Cambridge will provide to Prestwick [...***...] and [...***...] from such [...***...], as well as all [...***...] and other [...***...] including without limitation [...***...] during the term of and prior to this Agreement regarding the [...***...] and [...***...].

3.7	Cambridge and Prestwick will collaborate as needed in compiling and filing any submissions to the FDA , however it will be the obligation of Prestwick to perform the [...***...] Development in all material respects in accordance with the [...***...] Development Plan with such changes as the parties may subsequently agree to or which may be required by the study results or FDA action and submit the application for the NDAs and INDs within the agreed [...***...] Development or [...***...] Development Plans. Prestwick will further be

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responsible, [...***...], for executing and filing all other regulatory submissions with the FDA. Cambridge shall provide all such assistance to Prestwick as Prestwick shall reasonably request in connection with the compiling and filing any such submissions and administering the FDA’s review of such submissions.

3.8	Within [...***...] of the filing of any IND or NDA pertaining to the Product, Prestwick shall provide to Cambridge a complete copy of such filing and shall thereafter provide Cambridge with complete copies of any amendments to or updates of the application.

3.9	Should the parties decide to seek NDAs for indications for the Product other than Hyperkinesia, Huntington’s and tardive dyskinesia the parties shall agree upon a plan for a [...***...] Development regarding such and the costs of undertaking that [...***...] Development shall be [...***...]. For the sake of clarity the indication of Tourettes will be considered as such an indication. No [...***...] Development may be undertaken without the prior consent of Cambridge.

3.10	Prestwick will provide [...***...] updates on progress of the [...***...] Development Plan and any [...***...] Development plan and shall make available to Cambridge via an [...***...] license access to all information, materials, assays, data and reports including the final study reports (hereinafter “Data”), to the extent owned or controlled by Prestwick and transferable, arising from the [...***...] Development or any [...***...] Development that may be used by Cambridge to obtain any regulatory approvals in all markets outside the Territory. In addition Prestwick will provide to Cambridge all relevant listings of studies conducted as part of any [...***...] Development Plan or [...***...] Plan. Following termination (unless terminated due to Cambridge’s breach) or expiration of this Agreement, Cambridge shall have the exclusive worldwide right to use such of the Data arising from the [...***...] Development it wishes to use following payment to Prestwick of a sum equal to [...***...]. Notwithstanding the foregoing sentences and the use of the terms [...***...], the parties agree that Prestwick’s obligations shall (i) not extend to Data consisting of [...***...] or records [...***...] or [...***...] as per [...***...]; and (ii) be subject to [...***...] by those [...***...] including, without limitation, (a) those [...***...], (b) those [...***...] reference or use of the [...***...]; and (c) [...***...] of [...***...]. Prestwick shall use reasonable endeavours to secure transferable rights to Data within the foregoing context.

3.11	Save as set forth above, each party will be responsible for the expenses it incurs in fulfilling its obligations under the [...***...] Development Plan.

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3.12	All INDs and NDAs shall be in the name of Prestwick and shall be held and maintained at all times by Prestwick at its cost, subject to any right of Cambridge to require surrender or transfer of such in accordance with this Agreement or any requirement of the FDA. Prestwick acknowledges that, to the extent permissible under United States law, including, without limitation, the U.S. Food and Drug Act, as amended, and the regulations promulgated thereunder (and in any event as between the parties), the beneficial interest in any INDs and, NDAs is and shall be with Cambridge. Upon termination or expiration of this Agreement, Prestwick shall, [...***...], do all things necessary to transfer the all INDs and NDAs to Cambridge or Cambridge’s nominee, and Prestwick hereby irrevocably appoints Cambridge as its attorney to sign all such documents and do all such things as are necessary to effect such transfer, should Prestwick fail to do so within the said [...***...] period. The obligations set forth in this clause shall survive termination or expiration of this Agreement.

3.13	Prestwick shall, as soon as reasonably practicable following the Commencement Date apply for and thereafter maintain during the term of this Agreement, all other approvals, licences and permits, aside from those set forth above, necessary to import and supply the Product, in order to be able to lawfully purchase the Product from Cambridge and distribute the Product in accordance with this Agreement.

4	[...***...] DEVELOPMENT

4.1	Prestwick shall not engage in any [...***...] Developments until [...***...] and shall not undertake, directly or indirectly any [...***...] Developments without the prior written agreement of Cambridge.

4.2	With regard to [...***...] Developments the parties shall, through the forum of quarterly development meetings which shall alternate between the Prestwick and Cambridge offices, set forth their ideas for any [...***...] Developments and keep each other fully appraised of the progress of any [...***...] Developments they are undertaking. Upon notification of any proposed [...***...] Development by either party to the other party, the party receiving notice shall have [...***...] and confirm whether [...***...] , such [...***...] period commencing at the later of the date of [...***...].

4.3	The party responsible for implementing the endorsed [...***...] Developments shall provide complete and comprehensive progress and financial reports on the endorsed [...***...] Development at the quarterly development meetings.

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4.4	The parties will agree the financial costs associated with any endorsed [...***...] Development Plan at the quarterly meetings. Where the parties have agreed [...***...] of a [...***...] Development Plan the party undertaking such Plan shall [...***...]. A [...***...] shall be agreed at the aforementioned quarterly development meetings.

4.5	If both parties agree to a [...***...] Development Plan proposed by one party, they shall [...***...] of that [...***...] Development Plan. In such cases where the costs have been[...***...], the ownership of the Data specifically associated with that [...***...] Development and any Intellectual Property arising therefrom shall be owned [...***...] and the parties will continue to [...***...] the Net Sales Revenue from sales of any Product resulting therefrom.

4.6	Should Prestwick, having initially endorsed a [...***...] Development Plan elect not to pursue its obligations with respect to such Plan all rights pertaining to the specific [...***...] Development shall revert to Cambridge. Cambridge may thereafter exploit the specific [...***...] Development within the Territory as Cambridge sees fit and the specific [...***...] Development and the Product resulting therefrom shall no longer be subject to the exclusive license set forth in clause 2 hereof.

4.7	Should Cambridge, having initially endorsed a [...***...] Development Plan elect not to pursue its obligations with respect to such Plan, all work on such Plan shall cease and Cambridge shall [...***...]. For the sake of clarity all Intellectual Property and Data shall revert to the party that brought the technology subject to that Intellectual Property and Data to the [...***...] Development Plan and any new Intellectual Property and Data generated by the [...***...] Development Plan shall be owned by Cambridge. In such circumstances Cambridge shall not be entitled to commercialise that new Intellectual Property and Data generated by the [...***...] Development Plan in the Territory for the duration of this Agreement.

4.8	If one party initially wishes to pursue a [...***...] Development Plan and the other party does not wish to [...***...] of that [...***...] Development Plan , whether this is the result [...***...] or otherwise, the party wishing to pursue the [...***...] Development Plan may do so but shall, save as set forth below, [...***...]. If the party that did not originally wish to [...***...] of such Development Plan later decides that it would like to, it shall [...***...] in pursuing that [...***...] Development Plan and shall thereafter [...***...] of completing that [...***...] Development.

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4.9	If Prestwick [...***...] then [...***...] shall be [...***...] and the provisions of clauses 11.1 and 11.2 shall apply mutatis mutandis. If Prestwick [...***...] then any Data generated by Prestwick and any Intellectual Property pertaining thereto shall be owned by Prestwick in so far as it relates to the specific [...***...] Development Plan. Similarly if Cambridge [...***...] then [...***...] and, the provisions of clauses 11.1 and 11.2 shall apply mutatis mutandis and any Data generated by Cambridge in such a circumstance and any Intellectual Property pertaining thereto shall in so far as it relates to the specific [...***...] Development will be owned by Cambridge. For the sake of clarity any Data and Intellectual Property arising from [...***...] shall be owned by Cambridge[...***...].

4.10	Prestwick shall have an exclusive royalty free license to use Cambridge’s Intellectual Property and Data arising from any [...***...] Development Plan, but specifically excluding any Intellectual Property arising from [...***...], in the Territory on the terms and subject to the restrictions as set forth in clause 2 above.

4.11	Cambridge shall have an exclusive, royalty free license to use any Intellectual Property and Data arising from any [...***...] Development that, in accordance with the preceding provisions, shall be owned by Prestwick, anywhere outside the Territory.

5	[...***...] DEVELOPMENTS GENERALLY

5.1	Prestwick shall obtain the prior written approval of Cambridge (which approval shall not be unreasonably withheld or delayed) to any experiment or protocol for any clinical or pre-clinical trial it is to undertake as part of any [...***...] Development and any submissions to the FDA or an Ethics Committee regarding such studies and any correspondence it intends to send to the FDA or an Ethics Committee regarding any such studies. Prestwick shall provide Cambridge with as much notice as possible of any meetings it may have with the FDA or an Ethics Committee in respect of any studies undertaken as part of any [...***...] Development Plans together with information on what it intends to say at those meetings. Cambridge shall have the option, at its own cost, to attend any such meetings.

5.2	Prestwick shall obtain the prior written approval of Cambridge before appointing any third party to assist it with any study undertaken as part of any [...***...] Development Plan including but not limited to any CRO, investigator, IVRS service provider, laboratory, statistical analyst, data management provider or medical writer. Prestwick shall provide Cambridge with such details as Cambridge may reasonably require regarding any such third party and a copy of the written agreement Prestwick intends to enter into with that third party. The consent of

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Cambridge to the appointment of any third party to assist it with any study shall not be unreasonably withheld or delayed. Prestwick shall remain wholly and principally liable to Cambridge for any breach of the terms of this Agreement by any third party appointed by Prestwick hereunder.

5.3	Any party undertaking a [...***...] Development shall comply with the protocol, GCP and all requirements of the FDA in undertaking any study as part of the ...***...] Development.

5.4	Cambridge shall provide to Prestwick, [...***...], such quantities of the Product needed for any [...***...] Development Plan, the Active Substance, any analytical reference standard materials and placebo as Prestwick reasonably requires in order to undertake and complete any study being undertaken as part of a [...***...] Development. For the sake of clarity Cambridge is not required to provide to Prestwick clinical trials packs and Prestwick shall be responsible, [...***...], for putting together such packs.

5.5	Prestwick shall keep an accurate inventory of all Product, Active Substance, analytical reference standard materials and placebo supplied to it to be used for the purpose of studies to be carried out pursuant to the [...***...] Development Plans and shall, on completion of all such studies:

5.5.1	either [...***...] for all such unused Product, Active Substance or reference standard materials and placebo under [...***...]; or

5.5.2	[...***...] any portions thereof.

5.6	Cambridge may, on reasonable notice and during normal working hours and not more than[...***...], inspect all records of Prestwick pertaining to any study being undertaken by Prestwick under any [...***...] Development Plans.

5.7	Prestwick shall provide Cambridge with as much notice as is practical in the circumstances of any inspection by the FDA of Prestwick, or any third party appointed to assist Prestwick, in relation to a study under any [...***...] Development Plans and shall permit Cambridge to attend such inspection should Cambridge so desire.

5.8	In the event that any of the work undertaken under any of the [...***...] Development Plans results in any Product having a different Specification for manufacture and sale inside the Territory from that which applies for outside the Territory, the parties will, in good faith, review the terms pertaining to the commercial supply of the Product resulting from the [...***...] Development plan in question and Prestwick shall provide to Cambridge,

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[...***...], all reasonable assistance with technology transfer and the cost and expense of which such technology transfer shall be borne [...***...].

5.9	Where any Intellectual Property and/or Data is acquired by Prestwick as a result of any [...***...] Development[...***...], the following conditions shall apply:

5.9.1	Where Cambridge has contributed no expertise or financial input to the generation of such Intellectual Property and/or Data, Prestwick:

5.9.1.1	shall use the Intellectual Property and/or Data, to the extent it has any application to the Product, for the purpose of commercial exploitation of the Product in the Territory;

5.9.1.2	shall not use such Intellectual Property and/or Data, and shall not assign, license or sell any rights under such Intellectual Property to any third party for use, with any products which might reasonably be seen as competitive with the Product;

5.9.1.3	subject to clauses 5.9.1.1 and 5.9.1.2, shall otherwise be free to exploit such Intellectual Property and/or Data.

5.9.2	Where Cambridge has contributed expertise or financial input to the generation of such Intellectual Property and/or Data, Prestwick:

5.9.2.1	shall use the Intellectual Property and/or Data, to the extent it has any application to the Product, for the purpose of commercial exploitation of the Product in the Territory;

5.9.2.2	shall not use such Intellectual Property and/or Data, and shall not assign, license or sell any rights under such Intellectual Property and/or Data to any third party for use, with any products which might reasonably be seen as competitive with the Product;

5.9.2.3	subject to clauses 5.9.2.1 and 5.9.2.2, may otherwise exploit such Intellectual Property and/or Data but only upon prior agreement with Cambridge as to reasonable commercial terms therefor.

5.10	On termination or expiration of this agreement Prestwick shall sell and assign to Cambridge all of its Intellectual Property (other than any such Intellectual Property which has no possible application to the Product) and Data arising from any [...***...] Development and Cambridge

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may at its sole discretion purchase such from Prestwick at a sum equal to [...***...]. For the sake of clarity this requirement does not extend to Prestwick Intellectual Property.

5.11	Save as provided herein, the parties agree to share equally the burden of any third party claims, actions, damages, liabilities or losses arising from any clinical trial undertaken pursuant to any [...***...] Development Plans or [...***...] Development Plans and to which Cambridge provided authority.

5.12	Prestwick indemnifies and shall keep Cambridge indemnified against legal liability to third parties in respect of any claims, actions, damages, liabilities or losses arising from any clinical trial undertaken pursuant to any [...***...] Development to the extent that such arise from the negligence or wilful malfeasance of Prestwick or the failure of Prestwick or any third party appointed to assist Prestwick with any study, to comply with the protocol for the study, or any requirement of GCP or the FDA in relation to such study.

5.13	Cambridge indemnifies and shall keep Prestwick indemnified against legal liability to third parties in respect of any claims, actions, damages, liabilities or losses arising from any clinical trial undertaken pursuant to any [...***...] Development Plans to the extent that such arise from the negligence or wilful malfeasance of Cambridge resulting in any Product or Active Substance supplied for any clinical trial not complying with the specifications for such.

5.14	Prestwick indemnifies and shall keep Cambridge indemnified against legal liability to third parties in respect of any claims, actions, damages, liabilities or losses arising from any clinical trial undertaken in relation to the Product that has not been approved by Cambridge or is not in accordance with any [...***...] Development Plans.

6	[...***...] DEVELOPMENTS

6.1	Cambridge [...***...] an [...***...] for [...***...] and shall undertake, [...***...], that [...***...] as it sees fit. Cambridge will keep Prestwick appraised of its activities with the [...***...] at the scheduled quarterly development meetings. Prestwick shall not [...***...].

6.2	For the sake of clarity as related to [...***...], Prestwick shall [...***...]. In the event that Prestwick [...***...] on essentially similar terms as agreed for the Product. Should Prestwick [...***...] then Cambridge shall have the right [...***...]. For the sake of clarity any [...***...] resulting from [...***...] is not a Product or a [...***...] Development the rights to which are subject to the license set forth in clause 2 hereof. The right of Prestwick to [...***...].

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7	ORPHAN DRUG DESIGNATIONS AND APPLICATIONS

7.1	Cambridge shall supply to Prestwick such information pertaining to the Product as is required by Prestwick to maintain or obtain orphan drug designations relating to the Product.

7.2	Cambridge shall, at Prestwick’s cost, transfer to Prestwick ownership of the Existing Orphan Drug Designations. Prestwick shall be responsible for maintaining and enforcing the Existing Orphan Drug Designations at its own cost.

7.3	If any of the developments of the Product appear that they may qualify for Orphan Drug status the parties shall discuss and agree whether such a status should be sought. The costs of obtaining such status shall, unless otherwise agreed, [...***...].

7.4	Prestwick acknowledges that the beneficial interest in any Orphan Drug Designation for the Product shall be and remain the property of Cambridge’s licensor, [...***...]. Upon termination or expiration of this Agreement, Prestwick shall, [...***...], do all things necessary to either:

7.4.1	transfer any Orphan Drug Designations for the Product in the Territory to Cambridge or Cambridge’s nominee, and Prestwick hereby irrevocably appoints Cambridge as its attorney to sign all such documents and do all such things as are necessary to effect such transfer, should Prestwick fail to do so within the said [...***...]; or

7.4.2	should such transfer not be permissible by applicable law or regulation, allow Cambridge or Cambridge’s nominee unfettered reference to and use of the Orphan Drug Designations. In such circumstances, Prestwick shall, at Cambridge’s cost, keep such Orphan Drug Designations current and shall not allow the Orphan Drug Designations to lapse nor act in any way which would render the Orphan Drug Designations liable to be revoked.

The obligations set forth in this clause 7.4 shall survive termination or expiration of this Agreement.

8	THE PRODUCT

8.1	All Product supplied by Cambridge to Prestwick shall comply with the relevant Specification set forth in the NDA. In the event of any [...***...] Development giving rise to any new Product, this clause shall be read mutatis mutandis.

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8.2	All Product supplied by Cambridge to Prestwick shall have been manufactured in accordance with GMP and other relevant manufacturing standards in the Territory, the provisions of the NDA and at an FDA approved site.

8.3	Prestwick shall be entitled, if its evidenced requirements for the supply of the Product for the Territory dictate, to request that Cambridge secure a second site of manufacturing to meet the supply requirements of the Territory. The selection of manufacturer will be the sole responsibility of Cambridge provided however that Prestwick shall participate in the decision and be entitled to comment on the suitability of the manufacturer. Cambridge will ensure that the selected manufacturer appointed is able to provide sufficient quantities of the Product to meet the requirements of Prestwick and that all Product supplied to Prestwick is manufactured in accordance with GMP and other relevant manufacturing standards in the Territory the provisions of NDA and at an FDA approved site.

8.4	If, in the reasonable opinion of Cambridge, it at any time ceases to be commercially practicable to continue to manufacture and supply the Product, Cambridge shall have the right to discontinue the manufacture of the Product and cease supply of the Product to Prestwick provided that it shall give Prestwick as much notice as is, in the circumstances, reasonable and, unless withdrawal is required on safety grounds, not less that six (6) months notice. In such circumstances Cambridge will use reasonable endeavours to assign to Prestwick, should Prestwick so desire, its rights to the Product for the Territory though Prestwick acknowledges that such assignment shall be subject to the consent of [...***...] and is thus ultimately beyond the control of Cambridge.

8.5	The parties shall discuss periodically during the term of this Agreement, but not less that once in each calendar quarter, supply issues including, specifically [...***...] and [...***...] for Product and Active Substance, (ii) [...***...] of both parties of both Product and Active Substance, (iii) [...***...] concerning the Product, Active Substance or any component of either,(iv) [...***...]or[...***...], and (v) [...***...] strategies and planning.

9	COMMERCIALIZATION OF THE PRODUCT

9.1	Prestwick will sell the Product in the Territory upon the terms set out below.

9.2	Prestwick shall obtain all Product, Active Substance and analytical reference standard materials directly and solely from Cambridge and Cambridge shall supply such Product in the Territory exclusively to Prestwick.

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9.3	Prestwick shall not seek customers or establish or maintain any branch or distribution depot for the Product outside the Territory provided however that Prestwick may establish and maintain an intermediate storage depot outside the Territory provided such is used solely for the purpose of holding stocks of the Product pending shipment to purchasers in the Territory.

9.4	Prestwick shall not supply the Product to any customer in any country that is:

9.4.1	outside the Territory;

9.4.2	in the Territory if to the reasonable or actual knowledge of Prestwick that customer intends to supply the Product outside the Territory.

9.5	Prestwick shall specify upon any supply that Cambridge’s rights in the Trade Mark and other Intellectual Property are not exhausted with regard to any re-supply of the Product.

9.6	Prestwick shall forward to Cambridge, within [...***...], all enquiries received by Prestwick regarding the Product from persons outside the Territory. Similarly Cambridge shall forward to Prestwick, within two [...***...], all enquiries received by Cambridge regarding the Product from persons in the Territory.

9.7	Prestwick shall not hold itself out as Cambridge’s agent for sales of the Product or otherwise as being entitled to bind Cambridge in any way.

9.8	Prestwick shall comply with all laws and regulations in the Territory, all requirements of the FDA in the Territory and, when distributing the Product, all restrictions set forth in any NDA. Without in any way limiting the generality of the foregoing, under no circumstance shall Prestwick, [...***...].

9.9	The parties shall, as soon as is practical after the date of this Agreement determine whether [...***...] Prestwick to [...***...] or the parties agree that Prestwick [...***...], Prestwick and Cambridge shall undertake such actions as are necessary and advisable to [...***...] to Prestwick and Prestwick shall do so and shall comply with all laws and regulations in the Territory and all requirements of the FDA pertaining to [...***...]. In such circumstances Cambridge shall be [...***...]. If the parties decide that Cambridge shall [...***...] then Cambridge shall comply with all laws and regulations in the Territory and all requirements of the FDA pertaining to [...***...] and shall be entitled [...***...].

9.10	The initial schedule, of Minimum Sales Quantities will be set forth in schedule 7 to this Agreement following determination of such pursuant to clause 9.11. The parties anticipate that the Minimum Sales Quantities will be revised on an annual basis and subject to the mutual

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agreement of the parties. In the event that the parties are unable to agree upon any revision of the Minimum Sales Quantities the parties shall follow the procedure set forth in clause 22.

9.11	[...***...] the parties shall agree upon the Marketing Plan, the Minimum Sales Quantities and the Minimum Marketing Activities for the Territory. The Marketing Plan, the Minimum Marketing Activities, the Minimum Order Quantities and the Minimum Sales Quantities shall cover activities to be undertaken by Prestwick in the marketing of the Product in the Territory after the grant of the initial NDA. The parties acknowledge that, with the developments of the Product contemplated by this Agreement, there will be a number of Marketing Plans. At the same time the parties shall appoint two members each to the Joint Marketing Committee. The Joint Marketing Committee shall be responsible for day to day consultation regarding the Marketing Plan, any reporting that has to be undertaken regarding any Marketing Plan, the review and evaluation of all Marketing Plans, forecasts, Minimum Order Quantities, Minimum Sales Quantities and the Minimum Marketing Activities. The Joint Marketing Committee shall review all Marketing Plans, forecasts and Minimum Order Quantities quarterly and make such changes as are agreed necessary.

9.12	Prestwick shall at all times that it is not required to the contrary by any law, regulation, court or governmental agency, market the Product in accordance with the Marketing Plan in all material respects and undertake no less than the Minimum Marketing Activities.

9.13	Prestwick shall be responsible for releasing the Product into the market and shall conduct any assays or tests on the Product at its own cost. Cambridge shall provide to Prestwick, at no cost to Prestwick, details of any assays or tests that may be helpful to Prestwick in this regard.

9.14	Prestwick shall use all reasonable endeavours to promote sales of the Product throughout the Territory and, provided Cambridge complies with its obligations to supply Product under this Agreement, to satisfy market demand therefore and avoid out-of-stock situations.

9.15	In connection with the promotion and marketing of the Product Prestwick shall:

9.15.1	store the Product in accordance with the provisions pertaining to storage in the NDA;

9.15.2	not misuse, tamper with or in any way alter or modify the Product;

9.15.3	provide Cambridge, each quarter, with reports in such form as Cambridge may reasonably require of the activities undertaken by Prestwick in the Territory in the marketing and promotion of the Product [...***...];

9.15.4	not use, in relation to the marketing, distribution and sale of the Product, [...***...];

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9.15.5	use in relation to the marketing distribution and sale of the Product only promotional materials [...***...] and which comply with the relevant laws and regulations and requirements of the FDA in the Territory and which have been approved in writing by Cambridge prior to use. Cambridge shall, on the Commencement Date, provide to Prestwick a computer disk containing samples of promotional materials Cambridge currently uses in relation to the Product. Prestwick shall submit to Cambridge for approval any promotional materials Prestwick proposes using and Cambridge shall provide approval or details of required alterations within [...***...] of receipt. Promotional materials used by Prestwick shall contain an acknowledgement of Cambridge’s ownership of the Trade Mark in such form as agreed by the parties;

9.15.6	be responsible for producing [...***...] supplies of all materials necessary for the marketing of the Product in the Territory and at the request of Cambridge provide to Cambridge copies of such sales aids, including catalogues, sales brochures and sales manuals as they relate to the Product. Cambridge shall be entitled [...***...];

9.15.7	observe and comply with the Adverse Events Reporting procedure to be agreed between the parties and appended as Schedule 8 prior to the first commercial sale of the first Product to be commercialised under this Agreement following grant of the first NDA and the requirements of any FDA regarding Adverse Events Reporting;

9.15.8	in the case of product recall from the market execute such recall in accordance with the Recall Procedure agreed between the parties and specified in Schedule 9 (subject to appropriate consultation with Cambridge) and the requirements of the FDA regarding recall of products.

9.16	Prestwick shall not:

9.16.1	pledge the credit of Cambridge in any way;

9.16.2	[...***...].

10	FORECASTS AND ORDERS

10.1	No later than March 31 2004 Prestwick shall supply to Cambridge a written non-binding forecast of its requirements of the Product for the next twelve (12) months. That twelve (12) month forecast shall be updated [...***...] no later than the seventh [...***...] of each [...***...]. The parties shall meet [...***...] to agree upon the quantity of Prestwick’s initial order of the Product , such quantity to be consistent with the forecasts that have been provided

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to that date and shall take into account not only anticipated sales but also Prestwick’s required stock holding as set forth in clause 10.9. That order shall be placed by Prestwick within [...***...] of that meeting and shall become binding on such date and Cambridge shall deliver that quantity of the finished, packaged and labelled Product in its final container so ordered [...***...]. From [...***...], the [...***...] of each [...***...] updated twelve (12) month forecast shall constitute an order, binding on Prestwick, for the quantity of the Product for each of [...***...]. The quantity set forth in the binding part of the forecast may be altered [...***...] by Prestwick within a range of [...***...] and may not otherwise be altered in subsequent updated forecasts.

10.2	From [...***...] Prestwick shall ensure that, at the time of submitting the updated forecasts pursuant to clause 10.1, it has submitted to Cambridge written orders for the quantity of the Product set out for each of the [...***...] of that forecast. If it wishes to alter any order because it has altered any quantity in the binding part of any forecast in accordance with clause 10.1 it must submit an amended order to reflect that. Any order shall be for [...***...] of the Product. Failure to submit any written order shall not relieve Prestwick of its obligation to purchase the quantities set forth in the binding part of the forecast.

10.3	All orders for the Product shall be in writing and shall specify clearly the quantity of the Product required and, save for the initial order placed under clause 10.1, shall specify a delivery date not less than [...***...]. Unless an order is not consistent with the then current forecast or otherwise not in compliance with this agreement, all such orders shall be binding on Cambridge. Cambridge shall notify Prestwick of its receipt of any order in writing within [...***...] of receipt.

10.4	Cambridge’s obligation to supply Product in accordance with clause 12.1 shall apply in respect of orders placed in accordance with the clauses 10.1 to 10.3. If Prestwick requires and orders additional quantities of the Product over and above those set forth in the binding part of the forecast, Cambridge shall use reasonable endeavours to fulfil that order provided always that the date for delivery of any such additional order shall be no less than [...***...].

10.5	The Minimum Order Quantity for any [...***...] shall be [...***...].

10.6	If Cambridge has any reasonable concerns with the quantities forecast and the resulting Minimum Order Quantities it may refer the matter through the Dispute Escalation Procedure set forth in clause 22.

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10.7	Prestwick shall not, in each year of this Agreement, order less than the Minimum Order Quantity nor sell less than the Minimum Sales Quantity. If Prestwick fails to sell the Minimum Sales Quantity in any one year, [...***...]. Prestwick shall not be held to be in breach of its obligations hereunder if the reason for Prestwick’s failure to either order the Minimum Order Quantity or sell the Minimum Sales Quantity is because of a failure of Cambridge to manufacture or supply quantities of the Product complying with the warranties set forth in clause 8 and 18 hereof equal to the Minimum Order Quantities.

10.8	Cambridge shall be entitled to terminate this Agreement in accordance with the provisions of clause 23 in the event that Prestwick fails, in any two consecutive years during the term of this Agreement, to order the cumulative Minimum Order Quantities for those two years or sell the cumulative Minimum Sales Quantities for those two years save that such right of termination shall not arise when the reason for Prestwick’s failure to either order the Minimum Order Quantity or sell the Minimum Sales Quantity is because of a failure of Cambridge to manufacture or supply quantities of the Product complying with the warranties set forth in clauses 8 and 18 hereof equal to the Minimum Order Quantities.

10.9	Prestwick shall ensure that it holds [...***...] stocks of the Product [...***...].

11	PRICE AND PAYMENT

11.1	It is the intention of the parties that Prestwick shall, save in the circumstances set forth in clause 4, pay to Cambridge fifty percent (50%) of the Net Sales Revenue for sales of the Product. To achieve this Prestwick shall pay for each order at the rate of [...***...] for each Unit of the Product and, at the end of each [...***...], there shall be a calculation and reconciliation as provided for in clause 11.3. In the event that any Product resulting from any [...***...] Development does not come [...***...], then the parties shall agree upon what constitutes a Unit with regard to such a Product.

11.2	Prestwick shall use commercially reasonable endeavours to seek [...***...] for the Product in sales of the Product.

11.3	Within [...***...] of the end of each [...***...] Prestwick shall provide to Cambridge an account setting forth the quantity of the Product purchased by Prestwick from Cambridge, the quantity of the Product sold by Prestwick in the Territory and a calculation, including all information relevant to that calculation, of the Net Sales Revenue for sales of the Product. Cambridge shall be entitled to audit the records of Prestwick pursuant to clause 11.4. The parties shall, within [...***...] of receipt by Cambridge of Prestwick’s account, in good faith,

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agree upon the Net Sales Revenue for that [...***...]. Based on that agreed Net Sales Revenue the parties shall agree upon the amount to be paid by either party to the other to ensure that Cambridge is paid fifty percent (50%) of the Net Sales Revenue and that sum shall be paid within [...***...] of such agreement being reached.

11.4	Cambridge shall have the right to appoint an independent auditor to whom Prestwick has no reasonable objections to review the books of accounts (including computer records) and records of Prestwick relating to sales of the Product to confirm the accuracy of the reports provided pursuant to this Agreement and Prestwick shall allow said independent auditor to enter the premises and have access to the relevant records of Prestwick for the purpose of carrying out the audit contemplated herein which right shall be exercisable once during any [...***...] period.

11.5	If there is [...***...] and Cambridge has used reasonable endeavours to [...***...], the parties shall meet and discuss in good faith other ways in which [...***...] of the Product can be [...***...].

11.6	Cambridge shall invoice Prestwick following delivery of the Product in accordance with clause 10.

11.7	Unless expressly stated to the contrary elsewhere herein, payment in full of any amounts due to Cambridge by Prestwick shall be made in US Dollars within [...***...] of the date of Cambridge’s invoice in respect of such amounts by telegraphic transfer to Cambridge’s bank account the details of which will be provided to Prestwick from time to time by Cambridge in writing and which are, at the date of signature of this Agreement:

[...***...]

11.8	Should any amount not be paid by Prestwick on or before the due date for payment Prestwick shall pay to Cambridge, in addition to the amount not paid, interest on any amount so unpaid at the rate of [...***...] from the date payment of such amount was due until the date payment in full is received by Cambridge and Cambridge shall also be entitled to withhold further deliveries of the Product, until such payment is made in full.

12	SUPPLY AND DELIVERY

12.1	Cambridge will supply the Product to Prestwick [...***...]. Cambridge shall use all commercially reasonable endeavours to supply the Product on the date set forth in the orders provided in accordance with clause 10 above.

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12.2	In the event that Prestwick does not take delivery of any order of the Product [...***...] then Prestwick [...***...].

12.3	In the event that Cambridge fails to deliver any order of the Product within [...***...] of the delivery date and, as a result, Prestwick necessarily and unavoidably incurs penalty charges from its shippers, handlers or storers, then Prestwick shall be entitled, on providing full documentary evidence of incurring and paying such penalty charges, to have such reimbursed by Cambridge.

12.4	Within [...***...] of any consignment of the Product Prestwick shall inspect such and shall be entitled to return to Cambridge any quantity of the Product which does not comply with the relevant Specification or which is in excess of the quantity of the Product ordered. Prestwick shall be deemed to have accepted any quantity of the Product not returned to Cambridge within[...***...]. For the avoidance of doubt, Prestwick’s inspection shall have no affect on and will not diminish Cambridge’s obligation to provide Product meeting the requirements of this Agreement.

12.5	Prestwick shall purchase from Cambridge and provide to the relevant regulatory body in the Territory, at its cost, any analytical reference standard materials and samples required for importation testing.

12.6	If there is any dispute between the parties as to whether any quantity of the Product complies with the relevant Specification the matter shall be referred to an independent laboratory to be mutually agreed between the parties for its opinion. The opinion of the independent laboratory shall be binding on the parties and the fees of the laboratory shall be borne by the party whose position is not sustained by the laboratory

13	RETENTION OF TITLE AND PASSING OF RISK

13.1	Risk in each order of Product shall pass to Prestwick upon supply in accordance with clause 12.1. Notwithstanding delivery, possession of the Product by Prestwick or the passing of risk, legal title to and ownership of each order of Product shall not pass to Prestwick unless and until Cambridge has received payment in cleared funds of the whole of its invoice in relation thereto.

14	INTELLECTUAL PROPERTY

14.1	Other than is expressly provided herein, or is necessary for the proper performance of this Agreement by Prestwick, no licence, express or implied, is granted by this Agreement by Cambridge under any of the Intellectual Property of Cambridge. Other than is expressly

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provided herein, or is necessary for the proper performance of this Agreement by Cambridge, no licence, express or implied, is granted by this Agreement by Prestwick under any of the Prestwick Intellectual Property.

14.2	Prestwick shall ensure that each reference to and use of the Trade Mark is in a manner from time to time approved by Cambridge and where appropriate is accompanied by an acknowledgement, in a form approved by Cambridge, that the same is a trade mark of Cambridge.

14.3	Prestwick shall not:

14.3.1	use the Trade Mark in any way which might prejudice its distinctiveness or validity or the goodwill of Cambridge therein;

14.3.2	use or make any application for registration in the Territory of any trade marks or trade names so resembling the Trade Mark or any trade mark or trade name of Cambridge as to be likely to cause confusion or deception.

14.4	Cambridge warrants that it has not, [...***...], received any notice or claim that the manufacture, use, sale or export of the Product infringes the intellectual property rights of any third party and that, to the best of its knowledge and belief but without having undertaken any patent or intellectual property rights searches, the import and sale of the Product in the Territory will not infringe the intellectual property rights of any third party.

14.5	Prestwick shall promptly and fully notify Cambridge of any actual, threatened or suspected infringement, whether in the Territory or otherwise, of any of the Intellectual Property of either party pertaining to the Product that comes to Prestwick’s notice. In the event that the infringement concerns the Intellectual Property of Cambridge in the Product Cambridge shall, after consultation with Prestwick, at its own cost, take whatever action it deems reasonably necessary in relation to the infringement and Prestwick shall, at the request and expense of Cambridge, do all such things as may be reasonably required to assist Cambridge in taking any such action. In the event that the infringement concerns any Intellectual Property of Prestwick in the Product or any Prestwick Intellectual Property Prestwick shall, after consultation with Cambridge, at its own cost, take whatever action it deems reasonably necessary in relation to the infringement and Cambridge shall, at the request and expense of Prestwick, do all such things as may be reasonably required to assist Prestwick in taking any such action. In the event that the infringement concerns the jointly owned Intellectual Property the parties shall agree, through the Joint Marketing Committee, upon the manner in which the infringement of those

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jointly owned Intellectual Property rights shall be dealt with. The costs of taking any action agreed upon in relation to infringement of those jointly owned Intellectual Property rights and the benefit of any award of damages or any settlement in favour of Prestwick and Cambridge or the burden of any award of damages or settlement against Prestwick and Cambridge [...***...].

14.6	Save as provided below, Cambridge indemnifies and shall keep Prestwick indemnified against any costs, damages and liabilities to any third party arising from any claim by that third party that the manufacture, importation, use or sale of the Product infringes any intellectual property rights of that third party. Each party indemnifies the other and shall keep the other indemnified against any costs, damages and liabilities to any third party arising from any claim by that third party that the manufacture, importation, use or sale of any Product arising from any [...***...] Development Plan that the other did not contribute to infringes any intellectual property rights of that third party. The parties shall [...***...] the costs of defending any action or proceeding, the benefit of any award of damages or any settlement in favour of Prestwick and Cambridge or the burden of any award of damages or settlement against Prestwick and Cambridge in relation to any claim by a third party that the manufacture, importation, use or sale of any Product arising from any [...***...] Development Plan to which the parties contributed equally infringes any intellectual property rights of that third party. Prestwick indemnifies and shall keep Cambridge indemnified against any costs, damages and liabilities to any third party arising from any claim by that third party that the use by Cambridge of any Prestwick Intellectual Property in relation to the Product infringes any intellectual property rights of that third party.

14.7	Prestwick hereby acknowledges that it shall not acquire any rights in respect of any trade names or trade marks of Cambridge (including but not limited to the Trade Mark) or of the goodwill associated therewith and that all such rights and goodwill are, and shall remain, vested in Cambridge.

14.8	Prestwick shall at the expense of Cambridge take such steps as Cambridge may reasonably require to assist Cambridge in maintaining the validity and enforceability of the Intellectual Property pertaining to the Product and Prestwick will not do or allow or authorise anyone to do any act which would or might invalidate or be inconsistent with the Intellectual Property pertaining to the Product and shall not omit or allow or authorise anyone to omit to do any act which, by its omission, would have that effect or character.

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14.9	Cambridge shall at the expense of Prestwick take such steps as Prestwick may reasonably require to assist Prestwick in maintaining the validity and enforceability of the Prestwick Intellectual Property and Cambridge will not do or allow or authorise anyone to do any act which would or might invalidate or be inconsistent with the Prestwick Intellectual Property and shall not omit or allow or authorise anyone to omit to do any act which, by its omission, would have that effect or character.

15	RESTRICTED INFORMATION

15.1	Except as provided in clause 15.3 and 15.4 any party receiving and Restricted Information from the other shall at all times during the continuance of this Agreement and after its termination;

15.1.1	keep all Restricted Information confidential; and

15.1.2	not use any Restricted Information for any purpose other than the performance of its obligations under this Agreement.

15.2	Restricted Information may be disclosed by Prestwick if required by law and to the extent necessary for the purposes contemplated by this Agreement to:

15.2.1	the FDA or other governmental authority in the Territory; and

15.2.2	any third party appointed pursuant to clause 5.2 each such case only to the extent necessary for the purposes contemplated by this Agreement and subject in every case to Prestwick using its commercially reasonable endeavours to ensure that the person in question signs a confidentiality agreement with Prestwick pertaining to the Restricted Information which contains obligations with regard to confidentiality no less onerous than those set forth in this Agreement.

15.3	Restricted Information may be used by Prestwick for any purpose or disclosed by Prestwick to the extent only that:

15.3.1	it is at the date hereof or hereafter becomes public knowledge through no act or omission of Prestwick its agents or employees (provided that in doing so Prestwick shall not disclose any Restricted Information which is not public knowledge); or

15.3.2	it can be shown by Prestwick, to the reasonable satisfaction of Cambridge, to have been known to Prestwick prior to its being disclosed by Cambridge to Prestwick; or

15.3.3	hereafter is rightfully received, unsolicited, from a third party not in violation of any non-disclosure obligation owed to or in favour of Cambridge; or

15.3.4	Prestwick can verify by documentary evidence such information was hereafter developed by members of Prestwick’s staff not having any dealings with the Product, independently of any disclosure by Cambridge

15.4	In the event that Prestwick wishes to disclose any Restricted Information related to [...***...] Developments in connection with the evaluation, negotiation or consummation of an investment in Prestwick or any Affiliate of Prestwick by any third party or a collaboration between Prestwick or any Affiliate of Prestwick and a third party, Prestwick may make such disclosure, subject to such disclosure being made under obligations of confidentiality no less stringent than those imposed on the receiving party in clauses 15.1 to 15.3. Prestwick agrees that under no circumstances shall it disclose details of any [...***...] Developments to any potential investor or collaborator. Prestwick shall inform Cambridge of any disclosure of any Restricted Information, and to whom disclosed, promptly following such disclosure.

16	FORCE MAJEURE

16.1	Neither party shall be under any liability to the other for failure or delay in the performance of any obligation hereunder or part thereof (other than obligations to pay money) to the extent and for the period that such performance is prevented by reason of Force Majeure provided that the party claiming the benefit of this clause gives written notice of the Force Majeure to the other.

16.2	In the event that Cambridge is prevented from supplying the Product to Prestwick by reason of an event of Force Majeure at the manufacturer of the Product or the Active Substance and such event has or is reasonably likely to continue for a period of [...***...], Cambridge shall use all reasonable endeavours, subject to limitations set forth in its existing contractual arrangements, to appoint another manufacturer of the Product or the Active Substance.

16.3	In the event that the event of Force Majeure is [...***...] and such [...***...] endures for more than [...***...] then either party may terminate this Agreement on the provision of written notice to the other. In the event that the event of Force Majeure is [...***...] and such [...***...] endures for more than [...***...] the parties shall negotiate in good faith toward a resolution of the situation.

16.4	Save as provided in clauses 16.2 and 16.3, if the performance of this Agreement shall be hindered or prevented for a period exceeding [...***...] due to an event of Force Majeure affecting either party which cannot be removed or abated the party not claiming the benefit of

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Force Majeure shall be entitled to terminate this Agreement forthwith by giving written notice to the other.

17	PERIOD OF AGREEMENT

17.1	This Agreement shall take effect on the Commencement Date and (subject to clause 17.2 below, or to termination in accordance with all other relevant provisions hereof) shall continue in force for an initial period fifteen (15) years from the date of the grant of the last NDA obtained by Prestwick pertaining to the Product. If Prestwick wishes to continue with the Agreement after the Initial Period it shall, no later than six (6) months prior to the expiration of the initial term, provide to Cambridge a written request for an extension of the term of the Agreement and if Prestwick is then in material compliance with its obligations hereunder, such extension shall be automatically granted.

17.1.1	If this Agreement continues in force after the initial period of fifteen (15) years, the parties shall agree the Minimum Marketing Activities, the Marketing Plan, the Minimum Order Quantity and the Minimum Sales Quantity for each year of the extended term.

18	WARRANTY, INDEMNITY AND INSURANCE BY CAMBRIDGE

18.1	Cambridge warrants that there is no statutory, regulatory, judicial, contractual or organizational impediment to it granting to Prestwick the rights granted hereunder. For the purposes of clarity, the term “organizational” in the immediately preceding sentence refers to the charter and by-laws of Cambridge.

18.2	Except for the warranties set forth in clauses 8 and 18, Cambridge makes no representations or warranties of any kind, express, implied or otherwise. Cambridge specifically disclaims and Prestwick hereby expressly waives any claim in respect of:

18.2.1	any express or implied warranty of merchantability, satisfactory quality or fitness for a particular purpose with respect to the Product whether used alone or in connection with other substances or materials; or

18.2.2	any liability of Cambridge with respect to any Product which:

18.2.2.1	has been tampered with or in any way altered or modified other than by Cambridge; or,

18.2.2.2	has been subject to misuse, negligence or accident other than by Cambridge; or

18.2.2.3	has been stored, handled, maintained or used in a manner contrary to regulatory requirements or Cambridge’s instructions; or

18.2.2.4	has exceeded its stated expiry date.

18.3	If any quantity of Product supplied by Cambridge is released for distribution and is subsequently found not to comply with the warranties set forth in clause 8 as qualified by clause 18.2 above then Cambridge shall replace the defective quantity of Product at Cambridge’s expense. If a recall of any batch of the Product is necessitated in the consequences contemplated by this clause then Cambridge shall pay any documented out of pocket expenses incurred by Prestwick in undertaking such recall. Save as provided in clause 18.4 the above mentioned replacement of defective Product shall be Prestwick’s sole and exclusive remedy for any claim, loss or damage suffered or incurred by Prestwick caused thereby or resulting from any breach of warranty.

18.4	Cambridge shall indemnify Prestwick against legal liability to third parties in respect of all actions, proceedings, costs, claims, damages, demands, expenses, losses and liabilities in relation to death of or personal injury to human beings to the extent that the same arise from:

18.4.1	the negligence or wilful malfeasance of Cambridge; or

18.4.2	any breach of the terms of this agreement by Cambridge.

18.5	In the event of Prestwick receiving a claim from a third party pertaining to the matters set forth in clause 18.4 above Prestwick shall:

18.5.1	promptly notify Cambridge of any claim made against it in relation to such matters;

18.5.2	not accept any compromise or settlement or take any other material steps in relation to the subject of such claim without the prior approval of Cambridge and its insurers in writing;

18.5.3	co-operate fully with and give every reasonable assistance to Cambridge or its insurers in the investigation and handling of any claim.

18.6	Notwithstanding anything to the contrary in this Agreement Cambridge shall not be liable in any manner whatsoever including under clause 18.3 and 18.4 for any loss of profits, savings, contracts or business or any indirect or consequential losses of whatsoever nature.

18.7	Cambridge will at its own cost maintain throughout the period of this Agreement and for a period expiring on the date of expiration of the shelf life of the last batch of the Product sold to Prestwick, insurance cover indemnifying itself against such of its liabilities arising under the foregoing indemnities as are insurable. Cambridge shall also affect at its own cost such insurance as may be required by governmental or statutory bodies in the Territory.

18.8	Cambridge will provide to Prestwick at Prestwick’s request, a broker’s or insurer’s certificate confirming such insurance cover is in place.

19	WARRANTY, INDEMNITY AND INSURANCE BY PRESTWICK

19.1	Prestwick warrants that there is no statutory, regulatory, judicial contractual or organizational impediment to it entering into this agreement. For the purposes of clarity, the term “organizational” in the immediately preceding sentence refers to the charter and by-laws of Prestwick.

19.2	Prestwick hereby indemnifies and shall keep Cambridge indemnified from and against legal liability to third parties in respect of all actions, proceedings, costs, claims, damages, demands, expenses, losses and liabilities to the extent that the same arise from:

19.2.1	the negligence or wilful malfeasance of Prestwick; or

19.2.2	any breach of the terms of this agreement by Prestwick.

19.3	In the event of Cambridge receiving a claim from a third party pertaining to the matters set forth in clause 19.2 above Cambridge shall:

19.3.1	promptly notify Prestwick of any claim made against it in relation to such matters;

19.3.2	not accept any compromise or settlement or take any other material steps in relation to the subject of such claim without the prior approval of Prestwick and its insurers in writing;

19.3.3	co-operate fully with and give every reasonable assistance to Prestwick or its insurers in the investigation and handling of any claim; and

19.4	Notwithstanding anything to the contrary in this Agreement Prestwick shall not, except in respect of death or personal injury arising from the negligence of Prestwick, be liable for any loss of profits, savings, contracts or business or any indirect or consequential losses of whatsoever nature.

19.5	Prestwick will at its own cost maintain throughout the period of this Agreement and for a period expiring on the date of expiration of the shelf life of the last batch of the Product sold to Prestwick, insurance cover indemnifying Prestwick against such of its liabilities arising under the foregoing indemnities as are insurable. Prestwick shall also affect at its own cost such insurance as may be required by governmental or statutory authorities in the Territory.

19.6	Prestwick will provide to Cambridge at Cambridge’s request, a broker’s or insurer’s certificate confirming such insurance cover is in place.

20	NOTICES

20.1	Any notice given under or in connection with this Agreement shall be in writing and left at or sent by first class post, registered post or facsimile transmission to the address of the other party specified at the head of this Agreement or such other address as that party may from time to time specify in accordance with this clause. If sent by first class post a notice shall be deemed to have been delivered when in the normal course of the post it would have been delivered and if sent by facsimile a notice shall be deemed to have been received within twelve hours of transmission as evidenced by the message confirmation generated by the facsimile machine.

Cambridge	Prestwick
Facsimile: 00 44 191 296 9379	Facsimile: 001 202 296 7450

21	ASSIGNMENT

21.1	Neither party shall be entitled to assign any of its rights or duties under this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld, except that Cambridge may assign this Agreement to any Affiliate of Cambridge or in connection with the sale of the business or substantially all of the assets to which this Agreement relates and Prestwick may assign any of its rights or duties hereunder to any Affiliate of Prestwick. Prestwick or Cambridge, as applicable, shall remain wholly and principally liable for any breach of any terms of this Agreement by their respective Affiliate in the case of an assignment as provided above.

22	DISPUTE ESCALATION

22.1	In the event that the parties are unable to reach agreement on any matter concerning the content of any [...***...] Development Plan, the content of any [...***...] Development Plan, the Minimum Marketing Activities, the content of any Marketing Plan, the Minimum Sales Quantities or the initial order to be placed by Prestwick or Cambridge has referred a concern about any forecast or Minimum Order Quantities to Dispute Escalation the matter shall, in the first instance, be addressed as soon as possible and, at the latest, at the immediately succeeding quarterly meeting of either the Development Steering Committee or the Joint

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Marketing Committee as is appropriate given the nature of the matter. For the sake of clarity a failure on the part of Prestwick or Cambridge to perform any [...***...] Development materially in accordance the provisions of clause 4 and 5 or the failure of Prestwick to use Minimum Marketing Activities in accordance with clause 9.12, to materially comply with the Marketing Plan in accordance with clause 9.12, to provide a forecast or any updated forecast in accordance with clause 10.1, to order the Minimum Order Quantities or sell the Minimum Sales Quantities in accordance with clause 10.7 are material breaches to be dealt with pursuant to either clause 23.1.1 or, in the case of failure to order the Minimum Order Quantities or sell the Minimum Sales Quantities, clauses 10.7 and 10.8 and such matters shall not be dealt with through the escalation procedure set forth in this clause. Furthermore a failure on the part of Prestwick to perform the [...***...] Development in all material respects in accordance with the [...***...] Development Plan as provided in clause 3.7 may be treated by Cambridge, at its sole discretion, as either a material breach under clause 23.1.1 or an action under which it may invoke clause 2.10 but shall not be dealt with through the escalation procedure set forth in this clause.

22.2	If, following either good faith discussions between the Development Steering Committee or the Joint Marketing Committee as the case may be or expiration of [...***...] of the matter being referred, whichever is the earlier, agreement has not be reached as to resolution of the dispute, the matter shall be referred to [...***...].

22.3	If, following either good faith negotiations between [...***...] or [...***...] of the matter being referred to those persons, whichever is the earlier, agreement has not been reached as to resolution of the dispute, either party may refer the matter to [...***...]. If, following either good faith negotiations among the [...***...] or [...***...] of the matter being referred to the [...***...], whichever is the earlier, agreement has not been reached as to the resolution of the dispute then it shall be referred to binding arbitration in accordance with and subject to the terms of clause 22.4.

22.4	In the event that the parties, having gone through the steps set forth in clauses 22.1 to 22.3, are unable to reach agreement on any on any matter it shall be referred to a binding arbitration to take place in London before three independent arbitrators with appropriate knowledge and experience to address the issues to be placed before them: one selected by Cambridge, one by Prestwick and the third appointed by the first two. Within [...***...] of the expiry of the time limit set forth in clause 22.3 the parties shall send written requests to the arbitrators of their

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choice for their assistance with resolution of the matter. The parties shall, as soon as is practicable inform each other of the identity of their arbitrator so that the two selected arbitrators may appoint the third. The arbitration shall be based solely on the written submissions of the parties in support of their final positions concerning the matter. Within [...***...] of determination of the three arbitrators and notification of such to the parties, the parties shall submit their written submissions to the arbitrators and provide copies of such to the other party. The arbitrators shall be limited to making a ruling in favour of the position of one of the parties on the issue and will be directed by the parties to render their decision no later than [...***...] following the submissions by the parties. The vote of the majority of the arbitrators shall be final and binding.

22.5	If the issue concerns any updated Minimum Sales Quantities, Minimum Order Quantities or any updated forecast then, until agreement is reached the previous year’s Minimum Sales Quantities or the previous Minimum Order Quantities and forecast, as is applicable, shall continue to apply until the issue is resolved and, if no arbitration decision is reached within six (6) months of the matter being first referred to arbitration, then the Minimum Sales Quantities or Minimum Order Quantities or forecast shall be set at

22.5.1	A twenty five percent (25%) increase where such failure to agree falls within the first three years following the Commencement Date; and,

22.5.2	A [...***...] increase where such failure to agree falls in the fourth or any subsequent year following the Commencement Date, and then readjusted retroactively to reflect the decision.

23	TERMINATION

23.1	In addition to all other rights of termination specified herein either party shall be entitled to terminate this Agreement by notice to the other party having immediate effect if:

23.1.1	that other party commits any material breach of any of the provisions of this Agreement and in the case of a breach capable of remedy that other party fails to remedy the breach within [...***...] of receipt of a notice specifying the breach and requiring it to be remedied provided however that in the event that prior to the expiration of any such [...***...] period, the breaching party has, in good faith, taken substantive steps to rectify the breach but, due to reasons beyond the control of such party, it requires more than [...***...] to complete the remedy, then the [...***...] period shall be extended for so long as such party continues to use good faith

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substantive efforts to rectify the breach but in no event shall such extension of time under this proviso extend for more than [...***...] following the receipt of such notice;

23.1.2	an encumbrancer takes possession of or a receiver is appointed over any property or assets of that other party which would have an adverse affect on that party’s ability to meet its obligations under this Agreement;

23.1.3	that other party makes any voluntary arrangement with its creditors or becomes subject to an administrative order or a similar event in any jurisdiction occurs;

23.1.4	that other party goes into liquidation or receivership other than for the purpose of amalgamation or reconstruction or otherwise ceases or threatens to cease to carry on business.

23.2	Cambridge shall be entitled to terminate this Agreement in the event that there is a change in ownership and control of Prestwick and, following such due diligence exercise as is permitted in the circumstances, Cambridge, in its reasonable opinion believes the Product will not be given sufficient priority. Cambridge shall retain the right to terminate this Agreement on the provision of written notice for a period of [...***...] months following the change of ownership or control of Prestwick and Cambridge may, at any time during that period terminate this Agreement on the provision of written notice if, in its reasonable opinion it believes the Product is not receiving sufficient priority. For the avoidance of doubt, if Prestwick commits (on an annualised basis) for [...***...] following the change of control to maintain at least the same level of [...***...] Development spend, [...***...], any promotional spend and detail sales force efforts for the Product as had been expended and exerted (calculated on an annualised basis) for [...***...] in which the change of control occurred, such expenditures and exertion shall be deemed to constitute “sufficient priority” for the purposes of this clause.

23.3	Any right to terminate this Agreement given by this clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned.

23.4	The termination of this Agreement shall be without prejudice to any right or remedy available to either party at such termination.

23.5	Notwithstanding any provision of this Agreement which might otherwise be to the contrary, Cambridge agrees that it shall have no right to terminate this Agreement except (i) in the event of a material breach by Prestwick which has not been cured under clause 23.1.1 or (ii) pursuant

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to clauses 2.10 (but subject to the qualification thereon in clause 2.11), 3.5, 10.8, 16.3, 16.4, 23.1.2, 23.1.3, 23.1.4, or 23.2,

24	CONSEQUENCES OF TERMINATION

24.1	Upon the termination or expiration of this Agreement for any reason:

24.1.1	Prestwick shall disclose to Cambridge, within [...***...] of termination, details of all orders for the Product obtained by Prestwick up to the date of termination whether fulfilled or not and Prestwick’s complete customer list for the Product including prescribing physicians, wholesalers and hospitals and details of all pricing arrangements with wholesalers, hospitals, buying groups, Health Maintenance Organisations and Managed Care Organisations;

24.1.2	Unless expressly provided to the contrary herein, all licences granted hereunder, shall come to an end immediately and Prestwick shall, subject to clause 24.1.3 immediately cease all activities carried out pursuant to those licences;

24.1.3	Prestwick shall, but only upon request by Cambridge, continue to supply on a non exclusive basis the Product in the Territory in respect of which the Agreement has been terminated, for a period of [...***...] following the date of termination provided that if Cambridge does not make such request, then Cambridge shall purchase from Prestwick at the sum paid by Prestwick any Product in Prestwick’s inventory that is still in saleable condition and has more two years until expiry;

24.1.4	Prestwick shall within [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 24.1.3, the expiry of the [...***...] period set out in that clause, send to Cambridge or otherwise dispose of in accordance with the directions of Cambridge all unsold Product, all samples of the Product and all advertising, promotional or sales material relating to the Product in the possession or control of Prestwick;

24.1.5	Prestwick shall within [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 24.1.3, the expiry of the [...***...] period set out in that clause, return to Cambridge all documents, electronic files and copies it has of any of the Restricted Information provided that Prestwick may keep one copy, subject to all confidentiality obligations set forth herein and may use and disclose such copy solely for archival and compliance with regulatory requirements.

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24.1.6	To the extent not already provided, Prestwick shall give to Cambridge within [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 22.1.3, expiry of the [...***...] period set out in that clause, all copies of all information and Data produced or received (including but not limited to any correspondence from the FDA) as part of any [...***...] Development Plan ; provided that Prestwick may keep one copy, subject to all confidentiality obligations set forth herein and may use and disclose such copy solely for archival and compliance with regulatory requirements.

24.1.7	Prestwick shall promptly following termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 24.1.3, expiry of the [...***...] period set out in that clause, cease to promote, market, advertise or solicit customers for or sell the Product;

24.1.8	Neither party shall have any claim against the other for compensation for loss of distribution rights, loss of goodwill or any similar loss; and,

24.1.9	the provisions of those clauses of this Agreement which by their nature are required to survive termination in order to have full effect (including but not limited to clauses 2.7, 3.5 (and, as a result, the opportunity set forth in 6.2 if that opportunity exists in the circumstances contemplated by clause 3.5), 3.10, 3.12, 4.5, 4.9, 5.5, 5.10, 5.11, 5.12, 5.13, 5.14, 7.4, 13.1, 14, 15, 16 18, 19 and this clause 24) shall continue in full force in accordance with their terms; and

24.1.10	Prestwick shall, at Cambridge’s request, grant to Cambridge a world wide license at a royalty to be agreed or, if not agreed referred through the arbitration procedure set forth in clause 22.4, to use such of Prestwick’s Intellectual Property and/or Data that Cambridge has not otherwise purchased and had assigned to it in accordance herewith, and/or any Prestwick Intellectual Property, required by Cambridge to continue to commercialise any Product.

24.2	Termination shall be without prejudice to the accrued rights and obligations of the parties available at the time of termination.

25	ENTIRE AGREEMENT

25.1	This Agreement and the provisions of any schedules hereto and the side letter of even date constitute the entire agreement between the parties and supersedes all previous

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communications or representations, agreements or understandings whether oral or written between the parties with respect to the subject matter hereof, which are hereby excluded.

25.2	Amendment or waiver of any provision of this Agreement must be made in writing and agreed to in writing by a duly authorised representative of each party.

25.3	If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or other authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree and the parties shall, as soon as is practicable after such ruling, renegotiate the terms of this Agreement solely to take account of any deletion having to be made pursuant to this clause and with the aim of retaining, in so far as is legally permissible, the spirit and intendment of this Agreement.

26	AGENCY

26.1	Nothing contained in this Agreement shall or be deemed to constitute a partnership nor a relationship of principal and agent or a joint venture between the parties and neither party shall bind nor conduct itself in a manner to suggest it has authority to bind the other in any way except as expressly permitted in this Agreement.

27	GOVERNING LAW AND JURISDICTION

27.1	This Agreement is governed by and should be construed in accordance with the laws of England and, save where this Agreement provides for resolution of any issue through reference to arbitration or an independent laboratory, the parties hereby submit to the exclusive jurisdiction of the English Courts.

27.2	The failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

28	CONSENT OR AGREEMENT

28.1	Whenever in this Agreement there is a requirement of securing the consent or agreement of a party to this Agreement, the parties agree that such consent or agreement will not be unreasonably withheld or delayed.

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written hereinafter.

Signed by:	)

/s/ Mark P. Evans	)

For and on behalf of	)

CAMBRIDGE LABORATORIES LIMITED

Signed by:	)

/s/ Robert Whitehead	)

For and on behalf of	)

PRESTWICK PHARMACEUTICALS, INC.	)

SCHEDULE 1

DEFINITIONS

“Active Substance”	means tetrabenazine

“Affiliate”	means, a person or body corporate that directly or indirectly controls or is controlled by or is under common control with the person or body corporate specified. For the purposes of this definition “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a body corporate though the ownership of shares or otherwise;

“Commencement Date”	means the date of signature of this Agreement by the last of the parties to sign;

“Dossier”	means the dossier of information to be formulated by the parties (in accordance with their respective responsibilities as contained herein) and intended to form the basis of the IND and NDA, which dossier is based upon the dossier for the Product that exists at the Commencement Date;

[...***...] Development”	means [...***...], to enable the first NDA to be granted for the Product,

“[...***...] Development Plan”	means any plans for the [...***...] Development, including forecast expenditure, agreed between the parties following the Initial FDA Consultation and thereafter appended as Schedule 2 to this Agreement;

“Ethics Committee”	means the body defined in GCP with responsibility for observance and maintenance of ethical standards in the Territory, or the equivalent body in the Territory and whether locally referred to as an Ethics Committee, an Institutional Review Board or otherwise;

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“Existing Orphan Drug Designations”	means the existing Orphan Drug designations for the Product in the Territory;

“FDA”	means the U.S. Food and Drug Administration;

“Force Majeure”	means any cause preventing or hindering the performance of this Agreement arising from or attributable to acts, events or circumstances beyond the reasonable control of the party affected including but not limited to epidemic, disease, Act of God, shortage of materials, war, labour disputes, accidents, fire, breakdown of machinery, acts of government or other legal authority, riot or civil commotion and whether ejusdem generis to the above causes or not;

“[...***...] Developments”	means developments of the Product or the Active Substance [...***...] and shall include such things as [...***...];

“GCP”	means Good Clinical Practice as defined in the GCP guidelines published by the International Committee on the Harmonization of Good Clinical Practice and as adopted by the FDA;

“GMP”	means, as relevant to the Product, the principles and guidelines of good manufacturing practice as contained in Directive 91/356/EEC, as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products and as described in the United States Code of Federal Regulations (Title 21, Parts 210-211, 600 and 610);

“IND”	means any Investigational New Drug application and/or authorisation filed with the FDA pertaining to the Product;

“Initial FDA Consultation”	means the consultation between the parties and the FDA to take place as soon as is practicable following the Commencement Date;

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“Intellectual Property”	means patents, trade marks (including the Trade Mark), service marks, registered designs, rights in designs, applications for any of the foregoing trade or business names, copyrights, rights under licences and consents for any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect subsisting anywhere in the world;

“[...***...] Developments”	means any development of [...***...] the Active Substance or the Product [...***...];

“Joint Marketing Committee”	means the representatives of each party appointed pursuant to clause 9.11 who are responsible for overseeing the performance and evaluation of the Marketing Plan;

“Marketing Plan”	means the plan for the marketing of the Product in the Territory set forth in Schedule 4 to be appended to this Agreement at the time provided in clause 9.11 of this Agreement as such plan may be updated following review pursuant to this Agreement;

“Minimum Marketing Activity”	means the minimum marketing activities to be undertaken by Prestwick in the marketing of the Product in the Territory as set forth in Schedule 5 to be appended to this Agreement at the time provided in clause 9.11 of this Agreement;

“Minimum Order Quantity”	means the minimum quantities of the Product to be ordered by Prestwick for the Territory in any twelve month calendar year period . ;

“Minimum Sales Quantity”	means the quantities of the Product to be sold by Prestwick in the Territory set forth in Schedule 7 to this Agreement;

“NDA”	means any New Drug Application pertaining to the Product;

“Net Sales Revenue”	means invoiced gross sales less ordinary and customary charges and deductions. The parties agree that no deduction for bad debts is permissible. Deductions, discounts and charges from gross sales shall not exceed 20% except with

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the prior written approval of Cambridge which approval shall not be unreasonably withheld.

“Prestwick Intellectual Property”	means intellectual property owned by or under the control of Prestwick and relating to (i) fast-dissolving formulations of pharmaceutical compounds and (ii) sustained delivery formulations of pharmaceutical compounds.

“Product”	means Cambridge’s pharmaceutical product in the form of tablets containing either 25 mgs or 12.5 mgs of the Active Substance and shall include any Product arising from any [...***...] Development save as expressly provided to the contrary;

“[...***...] Developments”	means [...***...] or [...***...] and, for the sake of clarity, excludes any [...***...]. The parties acknowledge that any [...***...];

“[...***...] Development Plan(s)”	means the plan or plans for the [...***...] Developments including a budget for each sub-plan mutually agreed between the parties. The [...***...] Development Plans, once agreed, shall be appended as Schedule 3 to this Agreement;

“[...***...] Development”	means a development of [...***...],

“Restricted Information”	means any information oral, visual, electronic of written, which (a) is disclosed by one party to the other pursuant to, in contemplation of or otherwise in connection with this Agreement; or (b) comes to the attention of either and relates to the Active Substance or Product or the business of the other or any Affiliate of the other (whether or not such information is expressly stated to be confidential or marked as such);

“Specification”	means, save as provided herein, the specification of the Product as described in any NDA;

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“Territory”	means the United States of America;

“Trade Mark”	means the trade mark XENAZINE;

“Unit”	means [...***...] of [...***...];

“Working Days”	means Monday to Friday and excludes any UK or Territory public or bank holidays.

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SCHEDULE IA

[...***...] DEVELOPMENT PLAN

The [...***...] Development Plan shall contain all relevant information and reports required from Cambridge and Prestwick, including but not limited to: [...***...]. The [...***...] Development Plan, once agreed, shall be appended as Schedule IA to this Agreement.

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SCHEDULE 2

[...***...] DEVELOPMENT PLAN

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SCHEDULE 3

[...***...] DEVELOPMENT PLAN

Means the plan or plans for the [...***...] Developments including a budget for each sub-plan mutually agreed between the parties. The [...***...] Development Plans, once agreed, shall be appended as Schedule 3 to this Agreement

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SCHEDULE 4

MARKETING PLAN

1.	[...***...]

2.	[...***...]

3.	[...***...]

4.	[...***...]

5.	[...***...]

6.	[...***...]

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SCHEDULE 5

MINIMUM MARKETING ACTIVITIES

Prestwick will be responsible for marketing and sales of the Product in the U.S. In view of tetrabenazine’s importance to Prestwick’s strategy, Prestwick is committed to providing sales and marketing resources that Prestwick believes will enable it to penetrate the market and meet or exceed its goals. The following describes the resources that Prestwick anticipates it will allocate using [...***...]:

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SCHEDULE 6

MINIMUM ORDER QUANTITIES

Year	Units

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SCHEDULE 7

MINIMUM SALES QUANTITIES

Year	Units

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SCHEDULE 8

SCHEDULE 9

PRODUCT RECALL PROCEDURE

THIS AMENDMENT NO. 1 is made as of the 1st day of December, 2004, to that certain AMENDED AND RESTATED AGREEMENT, dated January 30, 2004, amending and restating that certain Agreement, dated September 26, 2002, (as so amended by this said Amendment No. 1, the “Agreement”), BETWEEN:

1.	CAMBRIDGE LABORATORIES LIMITED [...***...] having its principal place of business at [...***...] and being a [...***...] having its registered office at 17 Hanover Square, London W1S 1HU, England (hereinafter “Cambridge-England”);

AND

2.	PRESTWICK PHARMACEUTICALS, INC. a company incorporated under the laws of the State of Delaware and having its registered office at 1825 K Street Northwest, Suite 1475, Washington D.C. 20006, USA (hereinafter “Prestwick”)

Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS:

1.	The Agreement relates to Prestwick’s undertaking of the [...***...] Developments, the promotion, sale and distribution of the Product in the Territory, and, if mutually agreed by the Parties, [...***...] Developments.

2.	Prestwick desires, pursuant to a Sponsored Research Agreement, substantially in the form attached hereto as Exhibit I (hereinafter the “Sponsored Research Agreement”), with the Massachusetts General Hospital (hereinafter “MGH”), to fund a study on certain effects of the active ingredient in the Product (hereinafter the “Study”).

3.	The Study may result in inventions (hereinafter “Study Inventions”) that constitute [...***...] Developments under the Agreement and to which MGH has granted to Prestwick and Cambridge, as Prestwick’s sublicense or assignee, an option to obtain a license (hereinafter the “Option”).

4.	[...***...] has established [...***...] as a [...***...] in [...***...] that [...***...] contemplates will, as soon as possible, be [...***...] under the laws of [...***...] and will become [...***...] under the same [...***...]; and pursuant to that certain notice, dated September 14, 2004 [...***...] to Prestwick, and acknowledged by Prestwick,

[...***...] will [...***...] to [...***...] all of [...***...] upon the [...***...] of [...***...].

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THE PARTIES AGREE as follows:

1. The Parties agree that as between the two of them the provisions of the Agreement relating to [...***...] Developments shall apply to Study Inventions that constitute [...***...] Developments under the Agreement (“Study-Invented [...***...] Developments”).

2. In order to give effect to Section 1 of this Amendment No. 1, Prestwick, as permitted under the Sponsored Research Agreement, agrees that (i) following the completion of the Study, Cambridge and Prestwick will determine whether they mutually desire to develop any of the Study-Invented [...***...] Developments, (ii) if Cambridge and Prestwick so determine to develop any of the Study-Invented [...***...] Developments, then Prestwick shall assign to Cambridge Prestwick’s rights to so obtain such license rights to such Study-Invented [...***...] Developments under the Option and Cambridge shall exercise the Option to so obtain such license rights and such license rights shall be included in the intellectual property rights licensed to Prestwick by Cambridge under the provisions of the Agreement as they apply to [...***...] Developments.

3. Prestwick and Cambridge hereby agree that upon the [...***...] of [...***...] and the effectiveness of the [...***...] as a [...***...] and shall, in accordance with the [...***...], thereupon and thereafter be [...***...] all of [...***...] under the Agreement.

4. The terms and conditions of the Agreement shall, except as otherwise provided in this Amendment No. 1, apply to this Amendment No. 1.

[Signature Page Follows]

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IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written hereinafter.

Signed by:	)

Mark Evans /s/	)

For and on behalf of	)

CAMBRIDGE LABORATORIES LIMITED [...***...]

Signed by:	)

Kathleen Clarence-Smith /s/	)	THE LAW GROUP

	)	Approved as to form

For and on behalf of	)	Initial ___

PRESTWICK PHARMACEUTICALS, INC.	)

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